Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS
CLEVELAND, OHIO – March 4, 2026 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its fourth quarter of 2025 and full year ended December 31, 2025.
Q4/Full Year 2025 highlights:
•Quarterly net sales of $173.1 million, an increase of 4% from Q4 2024
•Annual net sales growth of 13% from 2024, totaling $669.3 million
•Full year diluted EPS of $7.14; adjusted full year diluted EPS of $8.70, a 16% increase from 2024
•Backlog increased 22% to $232.8 million, reflecting robust demand in core markets
•Quarterly dividend increased 5% to $0.21 per share

Net sales in the fourth quarter of 2025 were $173.1 million compared to $167.1 million in the fourth quarter of 2024, a 4% increase. PLP-USA continued its strong 2025 performance with both energy and communications end-market sales contributing to the increase. The international segments were bolstered by sales increases in Asia-Pacific as well as incremental communications market sales from the recently acquired JAP Telecom. Foreign currency translation increased fourth quarter 2025 net sales by $4.4 million.
Net income for the quarter ended December 31, 2025, was $8.4 million, or $1.72 per diluted share, compared to $10.5 million, or $2.13 per diluted share, for the comparable period in 2024. The fourth quarter of 2025 net income was impacted by the continuing tariffs affecting goods sourced internationally by PLP-USA and the tariff-related acceleration of Last-In-First-Out ("LIFO") inventory valuation costs. These costs were partially offset by margin contribution from higher sales levels and selling price increases, higher net interest income and a lower effective tax rate.
Net sales increased 13% to $669.3 million for the full year 2025 compared to $593.7 million in 2024. All segments realized a year-over-year increase in net sales due to higher volumes of energy and communications end-market sales. Foreign currency translation rates increased net sales by $1.4 million for the year ended December 31, 2025.
Net income for the year ended December 31, 2025, was $35.3 million, or $7.14 per diluted share, compared to $37.1 million, or $7.50 per diluted share, for the comparable period in 2024. Excluding the impact from the pension termination completed in the third quarter of 2025, adjusted net income for the twelve-month period ending December 31, 2025 was $43.0 million, or $8.70 per diluted share, a 16% increase. In addition to the pension termination charge, net income for the twelve-month period ending December 31, 2025 was impacted by the continuing tariffs and the tariff-related acceleration of LIFO inventory valuation costs, offset by margin contribution from higher sales, selling price increases, higher net interest income and a lower effective tax rate.
"Our 2025 results reflect the strength of our core energy and communications markets and the resilience of our global operations," said Rob Ruhlman, Executive Chairman. "The significant increase in backlog and sales demonstrates robust demand. We have incurred cost increases on key commodity inputs necessary for our USA production process, primarily due to Section 232 steel and aluminum tariffs. Given the significance of these tariff headwinds on our business, I am pleased with our execution and fourth quarter results. While we have benefited from selling price increases enacted earlier this year, we continue to monitor whether further price adjustments are necessary. The increase in our quarterly dividend underscores our commitment to delivering value to shareholders. We expect that our strong cash generation will continue to allow us to invest in new product development, facility modernization, and strategic acquisitions to support long-term growth. I look forward to our new state-of-the-art Poland facility coming online later in 2026 and the contributions from our new facility in Spain. Our focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP.”
A presentation on fourth quarter results will also be available on PLP’s website at www.plp.com/investor-relations.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, international hostilities, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products (including in light of price increases) and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2024 Annual Report on Form 10-K filed with the SEC on March 13, 2025 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY (PLPC)
CONSOLIDATED BALANCE SHEET

	December 31, 2025	December 31, 2024
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$83,389	$57,244
Accounts receivable, net	113,175	111,402
Inventories, net	148,730	129,913
Prepaid expenses	12,961	11,720
Other current assets	5,206	5,514
TOTAL CURRENT ASSETS	363,461	315,793
Property, plant and equipment, net	222,781	195,086
Goodwill	30,684	26,685
Other intangible assets, net	10,140	9,656
Deferred income taxes	7,481	6,546
Other assets	19,074	20,111
TOTAL ASSETS	$653,621	$573,877
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$49,520	$41,951
Notes payable to banks	1,213	7,782
Current portion of long-term debt	5,392	2,430
Accrued compensation and other benefits	29,207	25,904
Accrued expenses and other liabilities	29,378	30,346
TOTAL CURRENT LIABILITIES	114,710	108,413
Long-term debt, less current portion	32,860	18,357
Other noncurrent liabilities and deferred income taxes	30,500	24,783
SHAREHOLDERS' EQUITY
Common shares $2 par value per share, 15,000,000 shares authorized, 4,907,787 and 4,913,621 issued and outstanding, at December 31, 2025 and December 31, 2024	13,860	13,752
Common shares issued to rabbi trust, 222,506 and 222,887 shares at December 31, 2025 and December 31, 2024, respectively	(9,586)	(9,575)
Deferred compensation liability	9,586	9,575
Paid-in capital	67,217	65,093
Retained earnings	584,360	553,179
Treasury shares, at cost, 2,021,940 and 1,961,772 shares at December 31, 2025 and December 31, 2024, respectively	(136,554)	(126,800)
Accumulated other comprehensive loss	(53,365)	(82,909)
TOTAL PLPC SHAREHOLDERS' EQUITY	475,518	422,315
Noncontrolling interest	33	9
TOTAL SHAREHOLDERS' EQUITY	475,551	422,324
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$653,621	$573,877

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(Thousands, except per share data)	(Unaudited)		(Unaudited)
Net sales	$173,109	$167,117	$669,338	$593,714
Cost of products sold	121,489	111,488	460,799	403,903
GROSS PROFIT	51,620	55,629	208,539	189,811
Costs and expenses
Selling	13,486	12,576	52,011	48,722
General and administrative	19,736	19,205	75,176	67,477
Research and engineering	6,331	5,589	23,687	21,923
Other operating expense, net	318	746	2,530	932
	39,871	38,116	153,404	139,054
OPERATING INCOME	11,749	17,513	55,135	50,757
Other income (expense)
Interest income	740	717	2,317	2,573
Interest expense	(297)	(381)	(1,303)	(2,221)
Pension termination expense	—	—	(11,657)	—
Other income (expense), net	95	(528)	1,128	(339)
	538	(192)	(9,515)	13
INCOME BEFORE INCOME TAXES	12,287	17,321	45,620	50,770
Income tax expense	3,852	6,876	10,313	13,659
NET INCOME	$8,435	$10,445	$35,307	$37,111
Net loss (income) attributable to noncontrolling interests	—	7	(24)	(17)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$8,435	$10,452	$35,283	$37,094
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,899	4,897	4,918	4,908
Diluted	4,913	4,917	4,942	4,947
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$1.72	$2.14	$7.17	$7.56
Diluted	$1.72	$2.13	$7.14	$7.50

Cash dividends declared per share	$0.21	$0.20	$0.81	$0.80

NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per basic and diluted share, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare the Company's financial performance period to period.
The Company's adjusted net income and adjusted earnings per diluted share for the year ended December 31, 2025, was calculated as follows:

Year Ended December 31, 2025
(Thousands, except per share data)	(Unaudited)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$35,283
Add back:
Pension termination expense, after tax	7,721
ADJUSTED NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$43,004
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,918
Diluted	4,942
ADJUSTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$8.74
Diluted	$8.70

Year Ended December 31, 2025
(Unaudited)
ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
NET INCOME PER SHARE ATTRIBUTABLE TO PLPC SHAREHOLDERS	$7.14
Add back:
Per share impact of pension termination expense, after tax	1.56
ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS	$8.70